Exhibit 10.6

RESTRICTED STOCK UNIT AWARD AGREEMENT

AGREEMENT by and between Consolidated Edison, Inc., a New York Corporation (“CEI”), and Robert Hoglund (the “Executive”), dated as of April 1, 2004.

WHEREAS, the Executive will be serving as Senior Vice President of Finance of Consolidated Edison Company of New York, Inc., a New York corporation and subsidiary of CEI, (CEI and its subsidiaries and affiliates hereinafter collectively referred to as the “Company”); and

WHEREAS, the parties desire to enter into this Agreement providing for the granting of restricted stock units (“Units”) pursuant to the terms and conditions set forth below.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

1. Restricted Stock Unit Awards. In consideration of his continued employment from the date of this Agreement through April 1, 2007, and through April 1, 2009 (“Employment Period”), the Executive shall be granted two awards (the “Restricted Stock Unit Awards” or “Awards”) of restricted stock units (“Units”) each with respect to 15,000 shares of the Common Shares ($.10 par value) of CEI (“Stock”), effective as of the date of this Agreement, under the Consolidated Edison, Inc. Long Term Incentive Plan (the “Plan”). These Awards are subject to the terms and conditions set forth in the Plan, which are incorporated herein by reference. All capitalized terms not otherwise defined shall have the same meanings as set forth in the Plan. The Awards are also subject to the following terms and conditions:

(a) Each Unit shall represent the right, upon vesting, to receive one Share of Stock or the cash value of one Share of Stock, or a combination thereof. The cash value of a Unit shall equal the closing price of a Share of Stock in the Consolidated Reporting System as reported in the Wall Street Journal or in a similarly readily available public source for the trading day immediately prior to the applicable transaction date. If no trading of Shares of Stock occurred on such date, the closing price of a Share of Stock in such System as reported for the preceding day on which sales of Shares of Stock occurred shall be used.

(b) The Executive’s Units shall vest in accordance with the following schedule, provided that the Executive has remained continuously employed by the Company, or its successor through the dates indicated below:

Vesting Date	Number of Units
4/1/2007	15,000
4/1/2009	15,000

(c) If, during the Employment Period and prior to a Change in Control, the Company terminates the Executive’s employment without Cause, the Executive shall fully and immediately vest in twenty percent of the total Units awarded, for each completed year of employment during the Employment Period as of the Date of Termination, reduced by the Units, if any, that have vested in accordance in Section 1. (b) above. If, during the Employment Period and prior to a Change in Control, the Executive terminates his employment, the Executive shall forfeit all right to Units that are not vested as of the Date of Termination. If, during the Employment Period and following a Change in Control, the Company shall terminate the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, the Executive’s Units shall fully and immediately vest as of the Date of Termination. If, during the Employment Period, the Executive’s employment terminates by reason of death or Disability, the Executive’s Units shall fully and immediately vest as of the Date of Termination. If, during the Employment Period the Company terminates the Executive’s employment for Cause, the Executive shall forfeit all right to Units that are not vested as of the Date of Termination.

(d) Subject to any deferral election made pursuant to Section 1. (g), once Units shall vest, the Company shall promptly: 1) issue to the Executive a certificate for the Shares of Stock represented by the Units without any legend or restriction (other than may be required by law); 2) pay the Executive the cash value of the Shares of Stock represented by the Units; or 3) do a combination of the above. Prior to vesting, the Units shall represent an unfunded and unsecured promise to deliver certificates for Shares of Stock upon vesting thereof or to pay the Executive the cash value of Shares of Stock upon vesting thereof.

(e)	(i) Except as otherwise provided herein, the Executive shall have no rights of a stockholder with respect to the Shares of Stock represented by Units, including no right to vote the Shares, to receive dividends and other distributions thereon and to participate in any change in capitalization of the Company.

(ii) In the event of any change in capitalization resulting in the issuance of additional shares to the Company’s stockholders, the Shares of Stock represented by his Units shall be equitably adjusted as determined in good faith by the Company’s Management Development and Compensation Committee.

(f)	Dividend Equivalent Payments prior to Vesting of Units.

(i) Dividend Equivalent payments are made on the Dividend Payment Date, which for purposes of this Agreement is the date the Company pays any dividend on outstanding Shares based on the number of Units owned as of the record date for such dividend. Prior to the delivery of Shares of Stock or the cash value of the Shares of Stock upon vesting of Units, at the time of each distribution of any regular cash dividend paid by the Company in respect of Stock, the Executive shall be entitled to receive a cash payment from the Company equal to the aggregate regular cash dividend payment that would have been made in respect of the Shares of Stock represented by Units which have not yet vested, as if the Shares represented by such Units had been actually delivered to the Executive, provided, that no such payment in respect of Shares of Stock represented by Units shall be made if, prior to the Dividend Payment Date, the Executive’s rights with respect to such Units have previously terminated under this Agreement.

(ii) In the event of a dividend payable in Shares of Stock (“Stock Dividend”) instead of cash, the Executive shall be entitled to receive on the Dividend Payment Date additional Units in such number that would equal the Stock Dividend that would have been received in respect of the Shares of Stock represented by Units that have not yet vested, as if the Shares represented by such Units had actually been delivered to the Executive. The Units that are received as a result of a Stock Dividend shall be immediately vested.

(iii) Simultaneously with the signing of this Agreement, the Executive may make an irrevocable election to defer the receipt of any Dividend Equivalent cash payments or Dividend Equivalent payments resulting from Stock Dividends that may become payable to the Executive on the Units granted to the Executive in this Agreement. The Executive may also elect to have the cash payment invested under the Company’s Deferred Income Plan as of the date such amounts may become so payable according to the terms and conditions of the Deferred Income Plan. If no such deferral election is made, the Executive will receive the Dividend Equivalent payments in cash.

(g) At least twelve months prior to the date the Award of Units vest, the Executive will have a one-time opportunity to make an irrevocable election:

(i) to receive, upon vesting, all or a portion of his Units in (a) Shares of Stock, (b) cash, or (c) in a combination thereof, and

(ii) to defer the receipt of all or a portion of (a) Shares of Stock for up to 10 years after Termination of Employment, (b) the cash value of the Units into the Company’s Deferred Income Plan according to the terms and conditions of the Deferred Income Plan, or (c) any combination of the above listed options.

(iii) If no such deferral election is made, upon vesting the Executive will automatically receive a lump sum distribution of the Shares of Stock represented by the Units.

(h) If upon the vesting of Units the Executive elects to receive Shares of Stock, he will be entitled to receive dividends on the Shares of Stock when dividends are paid. If the Executive elects to defer the receipt of Shares of Stock upon the vesting of his Units, he will be entitled to receive Dividend Equivalent payments on the vested Units. The Dividend Equivalent Payments on the vested Units can be received as cash or as cash deferred into the DIP and are payable on the Dividend Payment Date.

(i) It is agreed that the Restricted Stock Unit Awards (including the grants of Units and any Dividend Equivalents or other distributions in respect of the Units) shall not be included in the Executive’s pension calculation.

(j) The Company’s Management Development and Compensation Committee may make such provisions and establish such terms and conditions as it may deem necessary or appropriate to implement the terms of this Agreement and the Vice President – Human Resources of Consolidated Edison Company of New York, Inc. may develop such forms and take such other administrative actions as necessary to administer the terms of this Agreement.

2. Change in Control. Upon the occurrence of a Change in Control during the Employment Period, the Restricted Stock Unit Awards shall continue in effect and vest (or be forfeited) in accordance with provisions of this Agreement as though no Change in Control had occurred, except that, as appropriate, the Shares of Stock represented by the Restricted Stock Unit Awards shall be treated the same as all other Shares of Stock of the Company in any transaction constituting a Change in Control. The Executive’s rights upon a termination of employment by the Company without Cause, by reason of death or Disability or by the Executive for Good Reason, which termination occurs following a Change in Control, shall be as specified above in Section 1. (c).

3. Termination Definitions and Procedures. For purposes of this Agreement the following definitions and procedures apply:

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means that (i) the Executive has been unable, for the period, if any, specified in the Company’s disability plan for senior executives, but not less than a period of 180 consecutive days, to perform the Executive’s duties under this Agreement and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive’s legal representative, has determined that the Executive is disabled within the meaning of the applicable disability plan for senior executives.

(b)	By the Company.

(i) The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean (A) willful and continued failure by the Executive to substantially perform his duties or (B) the conviction of the Executive of a felony or the entering by the Executive of a plea of nolo contendere to a felony, in either case having a significant adverse effect on the business and affairs of the Company. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The Company expressly acknowledges that Cause will not exist merely because of a failure of the Company or its affiliates to meet budgeted results.

(ii) A termination of the Executive’s employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause. Such notice shall be given no later than 60 days after the act or failure (or the last in a series of acts or failures) that the Company alleges to constitute Cause. The Executive shall have 30 days after receiving the Notice of Termination for Cause in which to cure such act or failure, to the extent such cure is possible. If the Executive fails to cure such act or failure to the reasonable satisfaction of the Board, the Company shall give the Executive a second written notice stating the date, time and place of a special meeting of the Board called and held specifically for the purpose of considering the Executive’s termination for Cause, which special meeting shall take place not less than ten and not more than twenty business days after the Executive receives notice thereof. The Executive shall be given an opportunity, together with counsel, to be heard at the special meeting of the Board. The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at such special meeting by the affirmative vote of a majority of the Board stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under this Agreement.

(c)	Good Reason.

(i) The Executive may terminate his employment for Good Reason following a Change in Control or without Good Reason. For purpose of this Agreement, “Good Reason” following a Change in Control shall mean:

(A) any adverse change in the Executive’s titles, authority, duties, responsibilities and reporting lines as in effect immediately prior to a Change in Control, or the assignment to the Executive of any duties or responsibilities inconsistent in any respect with those customarily associated with the positions held by the Executive immediately prior to a Change in Control;

(B) the appointment of any person other than the Executive to the position held by the Executive immediately prior to a Change in Control or any other position or title conferring similar status or authority;

(C) any reduction in the Executive’s salary, target annual bonus, target long-term incentive or Retirement benefit as in effect immediately prior to a Change in Control;

(D) any requirement by the Company that the Executive’s services be rendered primarily at an office or location that is more than 50 miles from the Executive’s employment office or location immediately prior to a Change in Control;

(E) any purported termination of the Executive’s employment by the Company for a reason or in a manner not expressly permitted by this Agreement;

(F) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; or

(G) any other material breach of this Agreement by the Company that either is not taken in good faith or, even if taken in good faith, is not remedied by the Company promptly after receipt of notice thereof from the Executive.

Following a Change in Control, the Executive’s determination that an act or failure to act constitutes Good Reason shall be conclusively presumed to be valid unless such determination is decided to be unreasonable by the Management Development and Compensation Committee.

(ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific acts or omissions of the Company that constitute Good Reason. Unless the Board determines otherwise, a Notice of Termination for Good Reason by the Executive must be made within 60 days after the Executive first has actual knowledge of the act or omission (or the last in a series of acts or omissions) that the Executive alleges to constitute Good Reason, and the Company shall have 30 days from the receipt of such Notice of Termination for Good Reason to cure the conduct cited therein. A termination of employment by the Executive for Good Reason shall be effective on the final day of such 30-day cure period unless prior to such time the Company has cured the specific conduct asserted by the Executive to constitute Good Reason to the reasonable satisfaction of the Executive (unless the notice sets forth a later date (which date shall in no event be earlier than 30 days after the notice is given) as of which such termination shall be effective).

(iii) A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company written notice specifying the effective date of termination.

(d) Date of Termination. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date, the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the effective date specified in a notice of a termination of employment without Good Reason from the Executive to the Company.

4. No Right to Continued Employment. Nothing contained in this Agreement shall confer on the Executive any right to continue in the employ of the Company or shall limit the Company’s rights to terminate the Executive at any time, provided, however, that nothing in this Agreement shall affect any other contractual rights existing between the Executive and the Company.

5. Leave of Absence. If the Executive is officially granted a leave of absence for illness, military or governmental service or other reasons by the Company, for purposes of this Awards, such leave of absence shall not be treated as termination of employment.

6. Transferability. Except as may otherwise be authorized by the Committee in accordance with the Plan, these Awards shall not be transferable other than by will or the laws of descent and distribution. Any attempted transfers shall be null and void and of no effect.

7. Tax Withholding. The Company’s Management Development and Compensation Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the Restricted Stock Unit Awards, including, but not limited to: (1) withholding delivery of the certificates for shares of Stock until the Executive reimburses the Company for the amount it is required to withhold with respect to such taxes, (2) the canceling of any number of shares of Stock issuable to the Executive in an amount necessary to reimburse the Company for the amount it is required to so withhold, (3) withholding the amount due from the distribution of the cash value of the Units, (4) withholding the amount due from the Executive’s other compensation, or (5) a combination of the above.

8. Miscellaneous. The Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of New York, and any applicable laws of the United States of America; (c) may not be amended or modified except in writing, signed by the parties; and (d) shall in no way affect the Executive’s participation or benefits under any other plan or benefit program maintained or provided by the Company. In the event of a conflict between this Agreement and the Plan, the terms and conditions of the Plan shall govern.

9. Notices. All notices required to be given by this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	4 Irving Place
New York, NY 10003

If to the Company:	4 Irving Place
New York, NY 10003,
Attention: Vice President – Human Resources

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

10. Acknowledgement. The Executive acknowledges that he may request a copy of the Plan from the Company’s Secretary at any time.

IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

CONSOLIDATED EDISON, INC.

By:	/s/ Eugene R. McGrath
Eugene R. McGrath
Chairman of the Board and Chief Executive Officer

/s/ Robert Hoglund
Robert Hoglund